Exhibit 99.1

MariMed Announces Debt Restructuring Actions and Improved Revenues and Cash Flow

●	Closes $13.0 million mortgage-backed refinancing at 6.5%

●	Retires $7.3 million of short-term higher rate debt

●	Revenues and cash flow from consolidated cannabis operations continue to increase

NORWOOD, Mass., July 23, 2020 — MariMed Inc. (OTCQX: MRMD) (the “Company” or MariMed), a leading multi-state cannabis and hemp operator focused on health and wellness, today announced that it has completed actions to restructure its debt, which will reduce interest costs while maximizing financial flexibility.

The Company closed a $13.0 million mortgage-back refinancing secured by its Massachusetts real estate, replacing a $4.8 million mortgage secured by one of the properties. This five-year loan, at an annual interest rate of 6.5%, amortizes over 20 years. The Company retired $7.3 million of outstanding short-term debt at 15%, including a $4.0 million reduction in the note due to SYYM LLC.

The Company also reported it is experiencing improved cash flow from operations due to robust sales in the adult use programs in its consolidated licensed businesses in Illinois and Massachusetts as well as increased revenue from sales in their managed medical businesses in Delaware and Maryland. The Company’s manufacturing facility in New Bedford Massachusetts ramp-up to full production is almost complete. The two Illinois dispensaries continue to flourish in the adult use program and a third dispensary in Mt. Vernon is finalizing requirements to begin operations. In addition, in Massachusetts, the Company just completed its Cannabis Control Commission (“CCC”) adult use inspection for its cultivation and production facility in New Bedford and its Panacea Wellness Dispensary in Middleborough and is hopeful to be on the CCC agenda for approval in early August.

“Our ability to secure financing on more favorable terms is a result of our operational performance and validates the strength of our business strategy. We are pleased to have strengthened our balance sheet with this debt restructuring,” stated Jon Levine, the Company’s Chief Financial Officer. “This restructuring, coupled with increases in revenues and cash flow from our consolidated cannabis businesses in Illinois and Massachusetts, and from our managed clients businesses in Delaware and Maryland, position MariMed for a continued strong performance for the balance of 2020.”

Ryan Crandall, Senior Vice President of Sales, added, “We expect Massachusetts sales of our ‘Nature’s Heritage’ branded products will rise each month as our New Bedford cultivation facility fully expands into 17 state-of-the-art cultivation rooms. Consumer feedback from both the Medical and Adult Use Programs indicates Nature’s Heritage is quickly becoming the most sought-after flower brand in the state. Our Betty’s Eddies fruit chews quickly sell-out every craft production run and is on its way to becoming the most popular infused cannabis brand in the state. We will continue to ramp our production capabilities across all branded product categories throughout 2020 and into 2021.”

About MariMed:

MariMed Inc., a multi-state cannabis operator, is dedicated to improving the health and wellness of people through the use of cannabinoids and cannabis products. The Company develops, owns, and manages seed to sale state-licensed cannabis facilities, which are models of excellence in horticultural principles, cannabis cultivation, cannabis-infused products, and dispensary operations. MariMed has an experienced management team that has produced consistent growth and success for the Company and its managed business units.

The Company is at the forefront of science and innovation through research developed by its lab technicians and medical advisors resulting in industry-leading products and brands, including “Kalm Fusion”, “Betty’s Eddies” and Bourne Baked Goods. These precision dosed products are focused on specific medical symptoms and are licensed and distributed across the country.

In 2019, with the enactment of the 2018 US Farm Bill, MariMed formed MariMed Hemp, a wholly owned subsidiary, to leverage its seed to sale cannabis platform and experience into the emerging hemp-based CBD industry. MariMed Hemp has developed and is marketing a portfolio of CBD brands and products to multiple retailers and direct to consumers both domestically and internationally.

Important Caution Regarding Forward-Looking Statements:

This release contains certain forward-looking statements and information relating to MariMed Inc. that is based on the beliefs of MariMed Inc.’s management, as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events, including estimates and projections about its business based on certain assumptions of its management, including those described in this Release. These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including, among other factors, changes in demand for the Company’s services and products, changes in the law and its enforcement and changes in the economic environment and developments in, and the outcome of, GenCanna’s Chapter 11 proceeding. Additional risk factors are included in the Company’s public filings with the SEC. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “hoped,” “anticipated,” “believed,” “planned, “estimated,” “preparing,” “potential,” “expected,” “looks” or words of a similar nature. The Company does not intend to update these forward-looking statements. None of the content of any of the websites referred to herein (even if a link is provided for your convenience) is incorporated into this release and the Company assumes no responsibility for any of such content.

All trademarks and service marks are the property of their respective owners.

Company Contact

Jon Levine, CFO

MariMed Inc.

Tel (781) 559-8713

Media Contact

Abigail Diehl

MariMed Inc.

adiehl@marimedinc.com

Annie Graf

KCSA Strategic Communications

agraf@kcsa.com

Investors

KCSA Strategic Communications

Scott Eckstein / Elizabeth Barker

MRMD@kcsa.com